Exhibit 10.1
PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between Wegener Communications, Inc., a Delaware corporation, with an office at 11350 Technology Circle, Duluth, GA 30097 (“Seller”) and EPAX Consulting Limited Liability Company, a Delaware limited liability company, with an address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (“Purchaser”). The parties hereby agree as follows:

1. Background

1.1  Seller owns certain provisional patent applications, patent applications, patents, and/or related foreign patents and applications.

1.2  Seller wishes to sell to Purchaser all right, title, and interest in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.3  Purchaser wishes to purchase from Seller all right, title, and interest in the Assigned Patent Rights (defined below), free and clear of any restrictions, liens, claims, and encumbrances.

2.  Definitions

“Abandoned Assets” means those specific provisional patent applications, patent applications, patents and other governmental grants or issuances listed on Exhibit C (as such list may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Assigned Patent Rights” means the Patents and the additional rights set forth in paragraph 4.2.

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights and the Abandoned Assets from the inventors and/or prior owners to Seller.

“Common Interest Agreement” means an agreement, in the form set forth on Exhibit E, setting forth the terms under which Seller and Purchaser will protect certain information relating to the Patents under the common interest privilege.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings, which list or other means of tracking information is current as of the Effective Date.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Executed Assignments” means both the executed and notarized Assignment of Patent Rights in Exhibit B, the executed Assignment of Rights in Certain Assets in Exhibit C, each as signed by a duly authorized representative of Seller, and the additional documents Seller may be required to execute and deliver under paragraph 5.3.

“Live Assets” means the provisional patent applications, patent applications, and patents listed on Exhibits A and/or B (as such lists may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Patents” means, excluding the Abandoned Assets, all (a) Live Assets; (b) patents or patent applications (i) to which any of the Live Assets directly or indirectly claims priority, (ii) for which any of the Live Assets directly or indirectly forms a basis for priority, and/or (iii) that were co-owned applications that incorporate by reference, or are incorporated by reference into, the Live Assets (excluding patent [XXXX]*); (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (d) foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Prosecution History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Transmitted Copy” has the meaning set forth in paragraph 8.12.

3.  Transmittal, Review, Closing Conditions and Payment

3.1  Transmittal. Within twenty (20) calendar days following the later of the Effective Date or the date Purchaser receives a Transmitted Copy of this Agreement executed by Seller, Seller will send to Purchaser, or its legal counsel, the items identified on Exhibit D (the “Initial Deliverables”); provided, however, the Common Interest Agreement will not be required to be executed on behalf of the Seller if there are no pending patent applications included in the Patents. Seller acknowledges and agrees that Purchaser may request, and Seller will promptly deliver to Purchaser or its legal counsel, as directed by Purchaser, additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”), and that as a result of Purchaser’s review, the lists of Live Assets on Exhibits A and B and the list of Abandoned Assets on Exhibit C, may be revised by Purchaser, with mutual agreement of Seller (evidenced by one or more Executed Assignments), both before and after the Closing to conform these lists to the definition of Patents (and these revisions may therefore require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A and B or Exhibit C). To the extent any of the Live Assets are removed for any reason, the payment in paragraph 3.4 may be reduced by mutual agreement of the parties. If originals of the Deliverables are not available and delivered to Purchaser prior to Closing, Seller will cause (i) such originals of the Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located and (ii) Seller will deliver to Purchaser a declaration, executed under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained.

*Filed under an application for confidential treatment.

3.2  Closing. The closing of the sale of the Assigned Patent Rights and the assignment of the Abandoned Assets hereunder will occur when all conditions set forth in paragraph 3.3 have been satisfied or waived and the payment set forth in paragraph 3.4 is made (the “Closing”). Purchaser and Seller will use reasonable efforts to carry out the Closing within sixty (60) calendar days following the later of the Effective Date or the date on which the last of the Deliverables was received by Purchaser.

3.3  Closing Conditions. The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.

(a)
Signature by Seller. Seller timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Purchaser’s representatives by not later than May 28, 2008 at 5:00 p.m., Pacific time and promptly delivered two (2) executed originals of this Agreement to Purchaser’s representatives.

(b)	Transmittal of Documents. Seller delivered to Purchaser all the Deliverables.

(c)	Compliance With Agreement. Seller performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(d)
Representations and Warranties True. Purchaser is satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Seller contained in Section 6 are true and correct.

(e)
Patents Not Abandoned. Purchaser is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Patents have expired, lapsed, been abandoned, or deemed withdrawn.

(f)	Delivery of Executed Assignments. Seller caused the Executed Assignments to be delivered to Purchaser’s representatives.

3.4  Payment. At Closing, Purchaser will pay to Seller the amount of One Million Seventy Five Thousand U.S. Dollars (US $1,075,000) by wire transfer. Prior to Closing, Seller will furnish Purchaser with all necessary information to make a wire transfer to a designated bank account of Seller. Purchaser may record the Executed Assignments with the applicable patent offices only on or after Closing.

3.5  Termination and Survival. In the event all conditions to Closing set forth in paragraph 3.3 are not met within ninety (90) days following the Effective Date, Purchaser will have the right to terminate this Agreement by written notice to Seller. Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller. The provisions of Section 8 will survive any termination.

4.  Transfer of Patents and Additional Rights

4.1  Assignment of Patents. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Assigned Patent Rights. Seller understands and acknowledges that, if any of the Patents are assigned to Seller’s affiliates or subsidiaries, Seller may be required prior to the Closing to perform certain actions to establish that Seller is the assignee and to record such assignments. On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Patent Rights in the form set forth in Exhibit B (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.2  Assignment of Additional Rights. Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all

(a)
inventions, invention disclosures, and discoveries described in any of the Patents or Abandoned Assets that (i) are included in any claim in the Patents or Abandoned Assets, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on any of the Patents or Abandoned Assets, and/or (iii) could have been included as a claim in any of the Patents or Abandoned Assets;

(b)
rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries therein;

(c)
causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

(d)	rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing.

4.3  Assignment of Rights in Certain Assets. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all of Seller’s right, title, and interest in and to the Abandoned Assets. On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Certain Rights in the form set forth in Exhibit C (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.4  License Back to Seller under Patents. Upon the Closing, Purchaser hereby grants to Seller, under the Patents, and for the lives thereof, a royalty-free, non-exclusive, non-sublicensable, right and license (“Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any Seller products covered by the Patents (“Covered Products”). The Seller License shall apply to the reproduction and subsequent distribution of Covered Products under Seller’s trademarks and brands, in substantially identical form as they are distributed by the Seller, by authorized agents of the Seller such as a distributor, replicator, VAR or OEM. The Seller acknowledges and agrees that the Seller License is not intended to cover foundry or contract manufacturing activities that the Seller may undertake on behalf of any person that is not the Seller. As a result, Covered Products shall exclude any products or services manufactured, produced or provided by the Seller on behalf of any person that is not the Seller (a) from designs received in substantially completed form from a source other than the Seller and (b) for resale to such person that is not the Seller (or to customers of, or as directed by, any person that is not the Seller) on essentially an exclusive basis.

5.  Additional Obligations

5.1  Further Cooperation.

(a)  At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

(b)  To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files and that is retained after Closing under Seller or Seller’s representatives normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File. In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

(c)  Seller will also, at the reasonable request of Purchaser after Closing, assist Purchaser in providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, enforcement or other actions and proceedings respect to the claims under the Patents. Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred after Closing in connection with providing assistance under this subparagraph 5.1(c) in connection with any enforcement or other infringement action regarding the Patents, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs.

5.2  Payment of Fees. Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Closing. For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing. Seller hereby gives Purchaser power-of-attorney to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Patents in an governmental filing office in the world and (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to Closing and otherwise preserve the assets through Closing.

5.3  Foreign Assignments. To the extent the Patents include non-United States patents and patent applications, Seller will deliver to Purchaser’s representatives executed documents in a form as may be required in the non-U.S jurisdiction in order to perfect the assignment to Purchaser of the non-U.S. patents and patent applications.

6.  Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1  Authority. Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

6.2  Title and Contest. Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.3  Existing Licenses and Obligations. There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions. No licenses under the Patents have been granted or retained by Seller, any prior owners, or inventors. After Closing, none of Seller, any prior owner, or any inventor retain any rights or interest in the Assigned Patent Rights as of Closing.

6.4  Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights or the Abandoned Assets as a result of any prior transaction related to the Assigned Patent Rights or the Abandoned Assets.

6.5  Validity and Enforceability. None of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted solely from unpaid fees and/or annuities) has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to Patents, Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable. If any of the Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any Patent to an entity that was not a “small entity.”

6.6  Conduct. None of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting the Patents to a standard-setting organization.

6.7  Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets. Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets. Seller has not initiated any enforcement action with respect to any of the Patents or the Abandoned Assets.

6.8  Patent Office Proceedings. None of the Patents or the Abandoned Assets has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.9  Fees. All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.10  Abandoned Assets. According to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

7.  Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1  Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2  Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

8.  Miscellaneous

8.1  Limitation of Liability. EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY SELLER OR SELLER’S INTENTIONAL MISREPRESENTATION, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2  Limitation on Consequential Damages. EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3  Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4  Confidentiality of Terms. The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) by Purchaser, to potential purchasers or licensees of the Assigned Patent Rights or the Abandoned Assets; (f) in order to perfect Purchaser’s interest in the Assigned Patent Rights or the Abandoned Assets with any governmental patent office (including, without limitation, recording the Executed Assignments in any governmental patent office); or (f) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights or the Abandoned Assets; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

8.5  Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary. Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

8.6  Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Purchaser	If to Seller
EPAX Consulting Limited Liability	Wegener Communications, Inc.
Company	11350 Technology Circle
2711 Centerville Road, Suite 400	Duluth, GA 30097
Wilmington, DE 19808
Attn: Managing Director	Attn: Robert A. Placek

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

8.7  Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.8.  Equitable Relief. Seller acknowledges and agrees that damages alone would be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm would result from a breach of this Agreement. Seller hereby consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.9  Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.10  Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.11  Miscellaneous. This Agreement, including its exhibits and related letter agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “Patents to be Assigned”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Assignment of Rights in Certain Assets”); Exhibit D (entitled “List of Initial Deliverables”); Exhibit E (entitled “Common Interest Agreement”); and Exhibit F (entitled “Press Release”).

8.12  Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

8.13  Publicity and SEC Reporting. Seller may make one public announcement contemporaneously with the Closing, which announcements will be substantially of the form set forth in Exhibit F. Seller shall submit any such proposed announcement to Purchaser at least three (3) business days prior to its making such an announcement for Purchaser’s review and approval, which approval shall not be unreasonably withheld by Purchaser so long as such proposed announcement substantially conforms to Exhibit F. After the Effective Date, Seller shall have the right to file the statement set forth on Exhibit F with Seller’s Form 8-K filing with the Securities Exchange Commission (“SEC”). In any required filing with the SEC, Seller will include only those portions of this Agreement that are required to be filed with the SEC pursuant to applicable laws and regulations. In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

WEGENER CORPORATION		EPAX Consulting Limited Liability
Company

By:	/s/ Robert A. Placek	By:	/s/ Melissa Coleman
Name:	Robert A. Placek	Name:	Melissa Coleman
Title:	Chief Executive Officer	Title:	Authorized Agent

Effective Date: May 22, 2008

Exhibit A
PATENTS TO BE ASSIGNED

Patent or Application			Title of Patent and First
No.	Country	Filing Date	Named Inventor

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

*Filed under an application for confidential treatment.

Exhibit B

ASSIGNMENT OF PATENT RIGHTS

For good and valuable consideration, the receipt of which is hereby acknowledged, Wegener Communications, Inc., a Delaware corporation, with an office at 11350 Technology Circle, Duluth, GA 30097 (“Assignor”), does hereby sell, assign, transfer, and convey unto EPAX Consulting Limited Liability Company, a Delaware limited liability company, having an address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (“Assignee”), or its designees, all right, title, and interest that exist today and may exist in the future in and to any and all of the following (collectively, the “Patent Rights”):

(a)  the provisional patent applications, patent applications and patents listed in the table below (the “Patents”);

(b)  all patents and patent applications (i) to which any of the Patents directly or indirectly claims priority, and/or (ii) for which any of the Patents directly or indirectly forms a basis for priority, and/or (iii) that were co-owned applications that incorporate by reference, or are incorporated by reference into, the Patents (excluding patent [XXXX]*).

(c)  all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations of any item in any of the foregoing categories (a) and (b);

(d)  all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances;

(e)  all items in any of the foregoing in categories (b) through (d), whether or not expressly listed as Patents below and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f)  inventions, invention disclosures, and discoveries described in any of the Patents and/or any item in the foregoing categories (b) through (e) that (i) are included in any claim in the Patents and/or any item in the foregoing categories (b) through (e), (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on any of the Patents and/or any item in the foregoing categories (b) through (e), and/or (iii) could have been included as a claim in any of the Patents and/or any item in the foregoing categories (b) through (e);

(g)  all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h)  all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or any item in any of the foregoing categories (b) through (g), including, without limitation, all causes of action and other enforcement rights for
*Filed under an application for confidential treatment.

(1) damages,
(2) injunctive relief, and
(3) any other remedies of any kind

for past, current, and future infringement; and

(i)  all rights to collect royalties and other payments under or on account of any of the Patents and/or any item in any of the foregoing categories (b) through (h).

Patent or Application			Title of Patent and First
No.	Country	Filing Date	Named Inventor

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

*Filed under an application for confidential treatment.

Assignor represents, warrants and covenants that:

(1)  Assignor has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including the assignment of the Patent Rights to Assignee; and

(2)  Assignor owns, and by this document assigns to Assignee, all right, title, and interest to the Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patent Rights. Assignor has obtained and properly recorded previously executed assignments for the Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patent Rights.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

Assignor will, at the reasonable request of Assignee and without demanding any further consideration therefore, do all things necessary, proper, or advisable, including without limitation, the execution, acknowledgment, and recordation of specific assignments, oaths, declarations, and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, and/or enforcing the Patent Rights. The terms and conditions of this Assignment of Patent Rights will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at Duluth, GA on May 27, 2008.

ASSIGNOR:

Wegener Communications, Inc.

By:	/s/ Robert A. Placek
Name:	Robert A. Placek
Title:	Chief Executive Officer
(Signature MUST be notarized)

STATE OF GEORGIA  )
                                          ) ss.

COUNTY OF FORSYTH         )

On May 27, 2008, before me, Barbara H. Sloth, Notary Public in and for said State, personally appeared Robert A. Placek, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	/s/ Barbara H. Sloth (SEAL)

Exhibit C

ASSIGNMENT OF RIGHTS IN CERTAIN ASSETS

For good and valuable consideration, the receipt of which is hereby acknowledged, Wegener Communications, Inc., a Delaware corporation, with an office at 11350 Technology Circle, Duluth, GA 30097 (“Assignor”), does hereby sell, assign, transfer, and convey unto EPAX Consulting Limited Liability Company, a Delaware limited liability company, having an address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (“Assignee”), or its designees, the right, title, and interest in and to any and all of the following provisional patent applications, patent applications, patents, and other governmental grants or issuances of any kind (the “Certain Assets”):

Patent or Application			Title of Patent and First
No.	Country	Filing Date	Named Inventor

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	US	[XXXX]*	[XXXX]*

[XXXX]*	WO	[XXXX]*	[XXXX]*

[XXXX]*	WO	[XXXX]*	[XXXX]*

[XXXX]*	WO	[XXXX]*	[XXXX]*

[XXXX]*	WO	[XXXX]*	[XXXX]*

Assignor assigns to Assignee all rights to the inventions, invention disclosures, and discoveries in the assets listed above, together, with the rights, if any, to revive prosecution of claims under such assets and to sue or otherwise enforce any claims under such assets for past, present or future infringement.

*Filed under an application for confidential treatment.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to make available to Assignee all records regarding the Certain Assets.

The terms and conditions of this Assignment of Rights in Certain Assets will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

DATED this 27 day of May 2008.

ASSIGNOR:

Wegener Communications, Inc.

By:	/s/ Robert A. Placek
Name:	Robert A. Placek
Title:	Chief Executive Officer

Exhibit D
LIST OF INITIAL DELIVERABLES

Seller will cause the following to be delivered to Purchaser, or Purchaser’s representative, within the time provided in paragraph 3.1 of the attached Patent Purchase Agreement:

(a)  U.S. Patents. For each item of the Patents that is an issued United States patent, and for each Abandoned Asset that forms the basis for priority for such issued U.S. patent (whether a patent or similar protection has been issued or granted),

(i) the original
(A) ribbon copy issued by the United States Patent and Trademark Office,
(B) Assignment Agreement(s),
(C) conception and reduction to practice materials, and

(ii) a copy of
(A) the Docket,
(B) each relevant license and security agreement;

(b)  Non-U.S. for each Live Asset for which a non-United States patent or similar protection has been issued or granted,

(i)	the original ribbon copy or certificate issued by the applicable government, if available
(ii)	copy of each pending foreign application
(iii)	the Docket,
(iv)	the original Assignment Agreement(s),
(v)	a copy of applicant name change, if necessary, and
(vi)	a copy of each relevant license and security agreement

(c)  Patent Applications. For each item of the Patents that is a patent application,

(i)	a copy of the patent application, as filed,
(ii)	if unpublished, a copy of the filing receipt and the non-publication request, if available,
(iii)	the original Assignment Agreement(s),
(iv)	the Docket,
(v)	all available conception and reduction to practice materials,
(vi)	evidence of foreign filing license (or denial thereof),
(vii)	a copy of each relevant license and security agreement, and
(viii)	the Prosecution History Files;

(d)  Common Interest Agreement. Seller will deliver any Initial Deliverables to be delivered by Seller under paragraph (c) above to Purchaser’s legal counsel, together with two (2) executed originals of the Common Interest Agreement.

(e)  Thorough Search/Declaration. If originals of the Initial Deliverables are not available and delivered to Purchaser prior to Closing, Seller will cause (i) such originals of the Initial Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located and (ii) an appropriate executive officer of Seller to deliver to Purchaser an declaration, executed by such officer under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained; and

Capitalized terms used in this Exhibit D are defined in the Patent Purchase Agreement to which this Exhibit D is attached.

Exhibit E
COMMON INTEREST AGREEMENT

THIS COMMON INTEREST AGREEMENT (“Agreement”) is entered into between the undersigned legal counsel (“Counsel”), for themselves and on behalf of the parties they represent (as indicated below).

1. Background.
1.1 EPAX Consulting Limited Liability Company, a Delaware limited liability company (“Purchaser”) and Wegener Communications, Inc., a Delaware company (“Seller”) (Purchaser and Seller are sometimes hereafter referred to herein as a “party” or the “parties”), have entered into an agreement under which Purchaser will acquire all substantial rights of Seller in certain patent applications filed or to be filed throughout the world (the “Patent Matters”).

1.2 The parties have a common interest in the Patent Matters and have agreed to treat their communications and those of their Counsel relating to the Patent Matters as protected by the common interest privilege. Furtherance of the Patent Matters requires the exchange of proprietary documents and information, the joint development of legal strategies and the exchange of attorney work product developed by the parties and their respective Counsel.

2. Common Interest.
2.1 The parties have a common, joint and mutual legal interest in cooperating with each other, to the extent permitted by law, to share information protected by the attorney-client privilege and by the work product doctrine with respect to the Patent Matters. Any counsel or consultant retained by a party or their Counsel to assist in the Patent Matters shall be bound by, and entitled to the benefits of, this Agreement.

2.2 In order to further their common interest, the parties and their Counsel shall exchange privileged and work product information, orally and in writing, including, without limitation, factual analyses, mental impressions, legal memoranda, source materials, draft legal documents, prosecution history files and other information (hereinafter “Common Interest Materials”). The sole purpose for the exchange of the Common Interest Materials is to support the parties’ common interest with respect to the prosecution and enforcement of the Patent Matters. Any Common Interest Materials exchanged shall continue to be protected under all applicable privileges and no such exchange shall constitute a waiver of any applicable privilege or protection.

3. Nondisclosure.
3.1 The parties and their Counsel shall use the Common Interest Materials solely in connection with the Patent Matters and shall take appropriate steps to protect the privileged and confidential nature of the Common Interest Materials. Neither client nor their respective Counsel shall produce privileged documents or information unless or until directed to do so by a final order of a court of competent jurisdiction, or upon the prior written consent of the other party. No privilege or objection shall be waived by a party hereunder without the prior written consent of the other party. The obligations under this paragraph will not apply either to Purchaser after closing of the acquisition of the Patent Matters or to Seller with respect to any dispute with Purchaser related to such potential acquisition.

3.2 Except as herein provided, in the event that either party or their Counsel is requested or required in the context of a, litigation, governmental, judicial or regulatory investigation or other similar proceedings (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Common Interest Materials, the party or their Counsel shall immediately inform the other party and their Counsel and shall assert all applicable privileges, including, without limitation, the common interest doctrine, the joint prosecution privilege.

4. Relationship; Additions; Termination.
4.1 This Agreement does not create any agency or similar relationship among the parties. Through the Closing (as defined in the Patent Purchase Agreement executed by Purchaser and Seller), neither party nor their respective Counsel has the authority to waive any applicable privilege or doctrine on behalf of any other party.

4.2 Nothing in this Agreement affects the separate and independent representation of each party by its respective Counsel or creates an attorney client relationship between the Counsel for a party and the other party to this Agreement.

4.3 This Agreement shall continue until terminated upon the written request of either party. Upon termination, each party and their respective Counsel shall return any Common Interest Materials furnished by the other party. Notwithstanding termination, this Agreement shall continue to protect all Common Interest Materials disclosed prior to termination. Sections 3 and 5 shall survive termination of this Agreement.

5. General Terms.

5.1 This Agreement is governed by the laws of the State of Delaware, without regard to its choice of law principles to the contrary. In the event any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, the remaining terms shall remain in effect. Failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

5.2 The parties agree that a breach of this Agreement would result in irreparable injury, that money damages would not be a sufficient remedy and that the disclosing party shall be entitled to equitable relief, including injunctive relief, as a non-exclusive remedy for any such breach.

5.3 Notices given under this Agreement shall be given in writing and delivered by messenger or overnight delivery service to a party and their respective Counsel at their last known address, and shall be deemed to have been given on the day received.

5.4 This Agreement is effective and binding upon each party as of the date it is signed by or on behalf of a party and may be amended only by a writing signed by or on behalf of each party. This Agreement may be executed in counterparts. Any signature reproduced or transmitted via email of a pdf file, photocopy, facsimile or other process of complete and accurate reproduction and transmission shall be considered an original for purposes of this Agreement.

This Agreement is being executed by each of the undersigned Counsel with the fully informed authority and consent of the respective party it represents.

Counsel for EPAX Consulting Limited Liability	Counsel for Wegener Communications, Inc.
Company

By:	By:

Date:	Date:

Exhibit F

PRESS RELEASE

After execution by both parties:

[City, State], [Date]/PRNewswire-FirstCall/ — Wegener Communications, Inc. announced today that it has signed an agreement to sell selected patents and patent applications to EPAX Consulting Limited Liability Company for net proceeds of approximately $1,075,000, subject to customary closing conditions. The patents and patent applications sold relate to Wegener Communications, Inc.’s      Wegener Communications, Inc. retains a non-exclusive license under the patents for the

At Closing:

[City, State], [Date]/PRNewswire-FirstCall/ — Wegener Communications, Inc. announced today that it has completed the sale of selected patents and patent applications to EPAX Consulting Limited Liability Company for net proceeds of approximately $1,075,000. The patents and patent applications sold relate to Wegener Communications, Inc.’s                                           Wegener Communications, Inc. retains a non-exclusive license under the patents for the      .